Exhibit 99.2

Annual Shareholder Meeting Speech

August 24, 2022

Good morning. I would like to extend a warm welcome to our shareholders who have set aside time to join us today at Kewaunee’s 2022 annual shareholder meeting. This year’s meeting is again being conducted virtually, providing our shareholders a more accessible format in which to participate.

Before proceeding, the standard message from our attorneys regarding forward looking statements.

Today I will share with you highlights from our recently completed fiscal year ended April 30, 2022, as well as an update on our outlook and strategic direction. There will be time for questions at the end of the presentation and we will take as many as time affords. If you do have questions, you may submit them online through the chat function during the presentation. Finally, all materials will be posted to the investor relations section of our website for future reference.

To begin, we will kick things off with a brief overview of the Company.

Kewaunee is a leading global designer, manufacturer, and installer of laboratory furniture and technical products which our customers use to perform an array of research and development related activities. Our products are utilized to furnish laboratories across a variety of industries, including life sciences, education, petroleum, government, and healthcare end - markets. Kewaunee’s end-users are some of the largest, most prestigious companies in the world.

The industries served by Kewaunee continue to receive prioritization for investment as companies, governments, and institutions look to encourage discovery that require specialized environments. The data presented are from the 2020 SEFA Laboratory Enclosures and Furniture Market Report which was published pre-COVID-19. This remains the most reliable data- set available to assess the size and growth trajectory for the markets we serve. As an industry leader for technical furniture solutions, I believe Kewaunee is uniquely positioned to capitalize on what continues to be favorable industry growth trends.

Further, there have been several industry reports published over the past year that point to investment increases in sectors that require Kewaunee’s products. An increase in funding for research and development will likely lead to the investment in new laboratories and the renovation of existing laboratory space, both of which should benefit Kewaunee.

Kewaunee is active in multiple sectors, providing geographical and industry diversification. The diversity of end-use segments for the Company’s products supports a narrative of growth and end-market expansion for Kewaunee. We continue to invest in increasing our penetration of the healthcare and industrial markets through the launch of new products and establishment of new distribution channels. An example of this strategy was the launching of the EverHutch storage product line for healthcare customers which continues to gain traction.

Kewaunee’s Domestic operating segment designs and manufactures laboratory, healthcare, and technical furniture that is sold principally within the US marketplace. While we are active in the Canadian and South American markets, the United States represents a large majority of Domestic segment sales on an annual basis. We sell our manufactured products to end -users through our exclusive dealer network and a national stocking distributor. We made the decision during the y ear to transition territories in which we have historically sold directly to either general contractors or end-users to two of our dealers who will service them going forward. I will provide more details on the strategic significance of this decision and the impact of the transition on the business later in the presentation.

Our International operating segment participates more comprehensively across the laboratory construction value chain based on a broader set of capabilities. Our ability to provide “turn-key” solutions, through the design, construction, manufacture, installation, and maintenance of the laboratory is a competitive advantage that has resulted in our international team continuing to lead in the markets we serve. Currently, our international segment serves customers within the Indian, Middle East, Africa, and the Pan-Asian markets.

Now a discussion on fiscal year 2022:

Sales during fiscal year 2022 were $168.9M, an increase of 14.5% compared to sales of $147.5M from the prior year. Fiscal year 2022 was another challenging year for Kewaunee as the economy re-opened from COVID-19 shutdowns and the pace of activity began to accelerate. During the year, we experienced rapid inflation across most of our cost categories which had to be absorbed by the Company due to the fixed nature of the contracts with our customers. As discussed in our press releases throughout the year, we absorbed close to $5,000,000 in higher input costs during the year which could not be passed along to customers. At the same time, we faced a surge in demand and an inability to rapidly ramp production to pre -COVID-19 levels due to staffing shortages and supply chain disruptions. Each of these factors negatively impacted our earnings during the year.

Domestic sales for the fiscal year were $126.8M, an increase of 14.2% from sales of $111.0M in the prior year. This increase was driven by year-over-year volume growth as well as the implementation of price increases on new orders in response to higher raw material input costs. Domestic segment net loss was $229,000 compared to net income of $921,000 in the prior fiscal year. Domestic segment EBITDA was $2.2M compared to $3.6M for the prior year. Profitability was negatively impacted during the year by increased COVID-19 related disruptions, a previously disclosed cyber-attack, ongoing supply chain issues, labor shortages, and significantly elevated input costs due to inflation.

From a strategy perspective, we announced the decision to stop selling direct in a number of markets where the Company historically had done so due to a lack of sufficient dealer coverage. Through updated and expanded dealer agreements, Kewaunee has solidified its coverage in these territories, with our two largest dealers, Nycom and ISEC, agreeing to represent Kewaunee in these territories. This change will enable us to focus on our core manufacturing operations, ultimately reducing the complexity of our domestic operations. Note that a number of direct projects remain in our backlog that we will be delivering over the course of fiscal year 2023. The majority of these projects were priced prior to or during the beginning of the COVID-19 pandemic and due to cost inflation do not have a favorable margin profile. This will result in a drag on earnings for our domestic segment during the first half of fiscal year 2023. Once these projects complete, Kewaunee’s domestic segment will be principally a manufacturer of laboratory and technical furniture products, with our channel partners handling product installation, buy-outs, and freight.

Also, during the year, we completed a re-capitalization of the Company through a sale-leaseback transaction of the Company’s three manufacturing facilities and corporate headquarters located in Statesville, North Carolina. This transaction closed during the fourth quarter of the fiscal year, enabling us to pay off our line of credit and it provides liquidity for the Domestic segment to manage day-to-day operations. The transaction did result in a tax expense of $4.2M stemming from the sale-leaseback transaction which was recorded during the fourth quarter.

Finally, our Domestic segment order backlog ended the year at $93M, flat to the prior year. As mentioned previously, our domestic backlog does have several direct projects that will be delivered during fiscal year 2023. What is important to note is that our decision to exit direct sales will result in our backlog being principally manufactured product, while in the past it included installation, buy-outs, and freight.

International sales for the fiscal year were $42.0M, an increase of 15.3% from sales of $36.4M in the prior year with strong activity in India being the principal driver of growth during the fiscal year. International segment net income was $2.3M compared to $2.0M in the prior fiscal year. International segment EBITDA was $3.6M compared to $3.2M for the prior fiscal year. A very strong performance.

We realized the benefits of the investments we have made in our international team over the past few years, and were awarded several significant projects across the India, Middle East, Africa, and ASEAN regions. This resulted in the Company posting a record high backlog for the third time in the past four quarters, demonstrating the confidence customers have in our ability to meet their requirements in a dynamic operating environment. The strength in our backlog positions the Company well for the next fiscal year as most of these orders will deliver over the next twelve to eighteen months. Our International backlog at FY22 year-end was $81.0M versus FY21 year-end backlog of $22M.

Kewaunee’s corporate segment contains expenses related to managing the Company’s global operations, including certain executive compensation, corporate accounting and treasury functions, public company costs, pension administration costs and other expenses related to the amortization of the underfunded pension liability for the Company’s pension that was frozen in 2005. During the fiscal year, corporate segment costs were favorably impacted year over year because of the favorable impact of pension accounting because of the recovery of the plan assets at previous fiscal year-end.

Now, on to our strategic direction and outlook.

Kewaunee is a global family with over 800 associates who wake up every day focused on serving our customers. These customers are doing work that is meaningful, impacting progress across the globe, making what we do very exciting. Founded in 1906, Kewaunee remains focused on being an employer of choice in our communities and we are committed to continuing to provide opportunities for personal and professional growth. Kewaunee has always been a company focused on the long term, weathering the ups and downs of economic and business cycles due to, in many cases, the strength of our dedicated Associates.

Our vision is “to be the global supplier of choice with customers in the laboratory furniture and infrastructure markets.” Over the past few years, we have charted a course to transform Kewaunee into the most competitive company serving this space. While there have certainly been headwinds that we have had to overcome, we have made progress on our journey and remain well positioned. These efforts are resulting in multiple, multi-year capital investments within our operations to improve our operating effectiveness.

Guiding our actions and investments continue to be the following four principles:

•	We will be easy to do business with,

•	We will get closer to our customer(s),

•	We will do everything with excellence, and

•	We will lead and not follow (we are innovators).

These principles have not changed from last year, but rather serve as the guiderails for the actions we take.

While economic uncertainty exists, from continued broad-based inflation to concern about a possible pending recession, I am optimistic about the future based on the progress we continue to make. I am proud of how our Associates have responded to the challenges presented, recognizing the importance of Kewaunee’s role in ‘encouraging new discovery… Worldwide.’

As I close, please note that Kewaunee will be releasing earnings for the first quarter of the Company’s fiscal year 2023 after the close of business on September 8, 2022.

I want to again thank our many loyal customers, our global dealer base, and our national stocking distributor for their support. Further, I want to recognize all our Associates worldwide for their hard work, dedication, and valuable contributions. I would also like to thank our many shareholders for your continuing support and our Board of Directors for their ever -present wise counsel.

Our priorities remain to provide our shareholders with an excellent return on their investment, our customers with the best quality service and products, and our Associates with rewarding jobs and opportunities for advancement.

Thank you

Thomas D. Hull III

August 24, 2022

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